Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 24, 2026
Contact: Amber Pringnitz
515.412.2306
apringnitz@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces
First Quarter 2026 Financial Results, Declares Dividend
First Quarter 2026 Highlights
•Net income of $236 million
•Affordable Housing Program (AHP) assessments of $26 million
•Voluntary housing and community contributions of $25 million
•Advances totaled $127.0 billion
•Mortgage loans held for portfolio, net totaled $14.9 billion
•Letters of credit totaled $18.6 billion
•Retained earnings totaled $3.9 billion
“The Bank’s earnings remained strong during the first quarter of 2026 as a result of members’ continued usage of the Bank’s core liquidity products,” said Kris Williams, president and chief executive officer. “We continue to leverage our earnings to benefit our members and their communities by paying a stable dividend and contributing to our affordable housing and community investment initiatives.”
Dividend
The Board of Directors approved a first quarter 2026 dividend to be paid at an annualized rate of 9.75% on average activity-based stock and 6.00% on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $167 million on May 12, 2026.
Liquidity Mission
The Bank provides liquidity to its members to support the housing, business, and economic development needs of their communities. Members pledge mortgage loans and other collateral to access the Bank’s core liquidity products of advances, letters of credit, and mortgage loans held for portfolio under the Mortgage Partnership Finance® Program. During the three months ended March 31, 2026, advance balances averaged $127.9 billion, letters of credit averaged $18.3 billion, mortgage loan balances averaged $14.7 billion, and the Bank held an average of $31.2 billion of short-term assets as a ready source of liquidity for its members.

Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission. The Bank contributes 10% of its net income each year to its AHP, a grant program that supports the creation, rehabilitation, or purchase of affordable housing. This program includes a competitive AHP and two down payment assistance products called Home$tart and the Native American Homeownership Initiative. During the three months ended March 31, 2026, the Bank accrued statutory AHP assessments of $26 million and voluntarily accrued $2 million, to be awarded through this program.

In addition to its AHP, the Bank offers its members voluntary programs to further its housing mission. During the three months ended March 31, 2026, the Bank recorded a total of $25 million in voluntary housing and community contributions, including the voluntary AHP contribution. Through its voluntary programs during the three months ended March 31, 2026, the Bank:

•provided $39 million in 0% rate advances to members that originated or purchased mortgage loans from a Habitat for Humanity® affiliate or a non-depository community development financial institution and recorded $8 million in subsidy expense;
•funded $19 million of home mortgages with an interest rate lower than the current market rate under the Mortgage Rate Relief program, which provided $2 million in grants for those seeking affordable homeownership; and
•recorded contributions of $13 million to its Member Impact Fund to match member donations to local housing and community development organizations.
Financial Results Discussion
Net Income - For the three months ended March 31, 2026, the Bank recorded net income of $236 million compared to $205 million in the prior year.
Net Interest Income - For the three months ended March 31, 2026, the Bank recorded net interest income of $325 million, an increase of $77 million when compared to the prior year. The increase during the three months ended March 31, 2026 was primarily due to advance, mortgage-backed security, and mortgage loan portfolio growth, along with changes in the interest rate environment, asset prepayment fee income, and the call of higher-costing consolidated obligation bonds.

Other Income (Loss) - For the three months ended March 31, 2026, the Bank recorded other income of $11 million, a decrease of $30 million when compared to the prior year, primarily due to the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives, including the related interest settlements.
Other Expense - For the three months ended March 31, 2026, the Bank recorded other expense of $74 million, an increase of $13 million when compared to the prior year, primarily driven by an increase in voluntary housing and community contributions.
Assets - The Bank’s total assets increased to $202.2 billion at March 31, 2026, from $186.5 billion at December 31, 2025, driven primarily by an increase in advances. Advances increased $16.8 billion due mainly to an increase in borrowings by certain large depository institution and insurance company members.
Capital - Total capital increased to $11.4 billion at March 31, 2026, from $10.5 billion at December 31, 2025, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	March 31, 2026	December 31, 2025
Advances	$127,032	$110,230
Investments	59,599	61,015
Mortgage loans held for portfolio, net	14,910	14,540
Total assets	202,213	186,499
Consolidated obligations	188,059	173,869
Capital stock - Class B putable	7,286	6,509
Retained earnings	3,887	3,797
Total capital	11,384	10,487
Total regulatory capital[1]	11,245	10,336
Regulatory capital ratio[1]	5.56%	5.54%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results	2026	2025
Net interest income	$325	$248
Other income (loss)	11	41
Other expense	74	61
Affordable Housing Program assessments	26	23
Net income	$236	$205
Performance Ratios
Net interest spread	0.43%	0.32%
Net interest margin	0.64	0.59
Return on average equity (annualized)	8.42	8.56
Return on average assets (annualized)	0.46	0.48

The financial results reported in this earnings release for the first quarter of 2026 are preliminary until the Bank announces unaudited financial results in its First Quarter 2026 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by over 1,200 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.